Exhibit 99.1

Contacts:
Patriot Bank, N.A.	Joseph Perillo	Robert Russell
900 Bedford Street	Chief Financial Officer	President & CEO
Stamford, CT 06901	203-252-5954	203-252-5939
www.BankPatriot.com

Patriot Reports Third Quarter 2022 Net Income of

$2.3 million, $0.59 per share; continued growth in

loans and deposits

Tom Slater hired as Chief Credit Officer

Payment Card Business Triples Since Inception, as Bank Assets Approach $1.1 Billion

STAMFORD, CT – November 10, 2022 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced net income of $2.3 million, or $0.59 basic and diluted earnings per share for the quarter ended September 30, 2022.

These results reflect an increase as compared to $1.3 million, or $0.32 per basic and diluted earnings per share for the second quarter of 2022 and net income of $1.3 million, or $0.34 basic and diluted earnings per share reported in the third quarter of 2021. The 2021 third quarter included the benefit of a non-recurring employee retention tax credit (“ERC”) of $906,000.

For the nine months ended September 30, 2022, net income was $4.4 million, or $1.11 basic and diluted earnings per share, compared to a net income of $3.2 million, or $0.81 basic and diluted earnings per share for the nine months ended September 30, 2021. The nine months ended September 30, 2021, included the recognition of an ERC of $2.9 million, while no ERC was recognized in 2022.

Along with reporting a substantial improvement in net interest income and strong earnings, the Bank reported loan growth of 16.7% and deposit growth of 11.5% compared to December 31, 2021. Net interest margin improved to 3.68% for the quarter and 3.35% for the first three quarters of 2022, up from 2.87% for the first three quarters of 2021. The Bank’s prepaid debit card program continues to be an increasing, low-cost funding source. This relatively new funding silo has grown from $50 million in July 2020 to $169.1 million as of September 30, 2022. Growth in the prepaid portfolio is expected to increasingly contribute to the Bank’s funding strategy and improve the Bank’s net interest margin and overall funding costs.

Patriot President & CEO Robert Russell stated: “We are very pleased with the results for the quarter which reflect continued strong growth in our balance sheet and continued improvement in our asset quality even in the current economic conditions. Net interest margin expanded to 3.68% in the quarter while return on average equity, fueled in part by tax benefits related to the terminated transaction, was 15% for the quarter. Cost control and substantial improvement in the Bank’s net interest margin contributed to the improvement in the efficiency ratio to 73% in the third quarter of 2022.” Mr. Russell added “The Bank continues to navigate the ever-changing interest rate landscape and remains well positioned for continued growth and improvement”

Mr. Russell added: “We are also pleased to announce today the hiring of Thomas E. Slater as our new Executive Vice President-Chief Credit Officer. Mr. Slater takes on this new role following his tenure as Senior Vice President and Senior Credit Officer at Investors Bank. Mr. Slater has extensive experience in commercial real estate, as well as commercial and industrial lending, and has led teams successfully through growth and change. I am pleased to add someone of Tom’s caliber and pedigree to the Bank’s leadership team. Tom brings a strong and diverse background to the Bank, and I look forward to his contributions”

Financial Results:

Total assets increased $110.5 million to $1.1 billion, as of September 30, 2022, as compared to $948.5 million on December 31, 2021, primarily due to the increase in net loans from $729.6 million to $852.9 million on September 30, 2022. Total deposits increased from $748.6 million on December 31, 2021, to $834.4 million on September 30, 2022.

Net interest income for the three months ended September 30, 2022, was $9.2 million, an increase of $2.9 million or 46.9% from the third quarter of 2021. Net interest income for the nine months ended September 30, 2022, was $23.7 million, an increase of $5.3 million or 29.1% from the nine months ended September 30, 2021. These increases were primarily attributable to the growth in the loan portfolio over the past year.

The Bank’s net interest margin showed continued improvement, with an increase to 3.68% in the quarter and 3.35% for the nine months ended September 30, 2022, compared with 2.82% and 2.87% for the three and nine months ended September 30, 2021, respectively.

For the three and nine months ended September 30, 2022, provision for loan losses of $200,000 and $475,000 was recorded, respectively. For the three and nine months ended September 30, 2021, a credit for loans losses of $300,000 was recorded. As of September 30, 2022, the allowance for loan losses was 1.15% of total loans, compared with 1.34% on December 31, 2021.

Non-interest income for the quarter ended September 30, 2022, and 2021 was $654,000 and $923,000, respectively. Non-interest income for the nine months ended September 30, 2022, and 2021, was $2.3 million and $2.1 million, respectively. The higher non-interest income for the quarter ended September 30, 2021, was primarily attributable to a non-recurring gain on the termination of a cash flow interest rate swap of $512,000 recognized in the third quarter of 2021. The increase in non-interest income for the nine months ended September 30, 2022, compared to the same period in 2021 was primarily attributable to gains from sales of SBA loans totaling $691,000 along with higher non-interest income from the payments division.

Non-interest expenses for the quarter ended September 30, 2022, and 2021, were $7.2 million and $5.7 million, respectively. Non-interest expenses for the nine months ended September 30, 2022, and 2021, were $20.1 million and $16.4 million, respectively. During the first three quarters of 2021 the Company recognized an ERC of $2.9 million. The Company was no longer eligible for the ERC under the CARES Act program after the third quarter of 2021.

For the nine months ended September 30, 2022, a provision for income taxes of $944,000 was recorded, compared to a provision for income taxes of $1.2 million for the nine months ended September 30, 2021. The effective tax rate in 2022 was 6.3% for the third quarter, and 17.6% in the year-to-date period, compared with 26.5% and 26.9% in the corresponding 2021 periods. The lower effective tax rates in 2022 were due to the tax treatment of merger-related expenses incurred in 2021 deemed deductible in the third quarter of 2022 due to the previously announced termination of the merger agreement.

As of September 30, 2022, shareholders’ equity was $58.0 million, compared with $67.3 million on December 31, 2021. Patriot’s book value per share was $14.66 on September 30, 2022, compared with $17.02 on December 31, 2021. The change was attributable to a decline in the market value of the Bank’s Held for Sale investment portfolio (HFS) during the quarter associated with rising market interest rates. Excluding the net impact of the valuation of the HFS portfolio, book value per share was $18.21, compared with $17.61 in the second quarter of 2022 and $16.62 on September 30, 2021.

* * * * *

About the Company:

Founded in 1994, and now celebrating its 28th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. The Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, CT with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Stamford, Connecticut, Florida, Georgia, Mississippi, along with a Rhode Island operations center.

Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. The emphasis on building strong client relationships and community involvement are cornerstones of Patriot’s philosophy as it seeks to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995:

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking. These forward-looking statements are based on Patriot’s current expectations and assumptions regarding Patriot’s business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other factors that are difficult to predict. Many possible events or factors could affect Patriot’s future financial results and performance and could cause the actual results, performance, or achievements of Patriot to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others: (1) changes in prevailing interest rates which would affect the interest earned on the Company’s interest earning assets and the interest paid on its interest bearing liabilities; (2) the timing of re-pricing of the Company’s interest earning assets and interest bearing liabilities; (3) the effect of changes in governmental monetary policy; (4) the effect of changes in regulations applicable to the Company and the Bank and the conduct of its business; (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks; (6) the ability of competitors that are larger than the Company to provide products and services which it is impracticable for the Company to provide; (7) the state of the economy and real estate values in the Company’s market areas, and the consequent effect on the quality of the Company’s loans; (8) demand for loans and deposits in our market area; (9) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company; (10) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company; (11) the application of generally accepted accounting principles, consistently applied; (12) the fact that one period of reported results may not be indicative of future periods; (13) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities; (14) political, social, legal and economic instability, civil unrest, war, catastrophic events, acts of terrorism; (15) widespread outbreaks of infectious diseases, including the ongoing novel coronavirus (COVID-19) outbreak; (16) changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (17) our ability to access cost-effective funding; (18) our ability to implement and change our business strategies; (19) changes in the quality or composition of our loan or investment portfolios; (20) technological changes that may be more difficult or expensive than expected; (21) our ability to manage market risk, credit risk and operational risk in the current economic environment; (22) our ability to enter new markets successfully and capitalize on growth opportunities; (23) changes in consumer spending, borrowing and savings habits; (24) our ability to retain key employees; (25) our compensation expense associated with equity allocated or awarded to our employees; and (26) other such factors, including risk factors, as may be described in the Company’s other filings with the Securities and Exchange Commission.

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	September 30, 2022	December 31, 2021	September 30, 2021

Assets
Cash and due from banks:
Noninterest bearing deposits and cash	$4,319	$3,264	$5,298
Interest bearing deposits	26,865	43,781	40,967
Total cash and cash equivalents	31,184	47,045	46,265
Investment securities:
Available-for-sale securities, at fair value	85,917	94,341	124,103
Other investments, at cost	4,450	4,450	4,450
Total investment securities	90,367	98,791	128,553

Federal Reserve Bank stock, at cost	2,671	2,843	2,843
Federal Home Loan Bank stock, at cost	5,474	4,184	5,009

Gross loans receivable	862,870	739,488	714,538
Allowance for loan losses	(9,952)	(9,905)	(10,079)
Net loans receivable	852,918	729,583	704,459

SBA loans held for sale	8,748	3,129	4,128
Accrued interest and dividends receivable	6,504	5,822	6,186
Premises and equipment, net	30,861	31,500	32,638
Other real estate owned	-	-	-
Deferred tax asset	16,057	12,146	10,352
Goodwill	1,107	1,107	1,107
Core deposit intangible, net	261	296	308
Other assets	12,839	12,035	10,498
Total assets	$1,058,991	$948,481	$952,346

Liabilities
Deposits:
Noninterest bearing deposits	$247,704	$226,713	$207,941
Interest bearing deposits	586,691	521,849	526,732
Total deposits	834,395	748,562	734,673

Federal Home Loan Bank and correspondent bank borrowings	125,000	90,000	110,000
Senior notes, net	12,000	12,000	11,983
Subordinated debt, net	9,832	9,811	9,803
Junior subordinated debt owed to unconsolidated trust, net	8,125	8,119	8,116
Note payable	637	791	842
Advances from borrowers for taxes and insurance	2,262	1,101	2,253
Accrued expenses and other liabilities	8,736	10,753	7,976
Total liabilities	1,000,987	881,137	885,646

Commitments and Contingencies	-	-	-

Shareholders' equity
Preferred stock	-	-	-
Common stock	106,542	106,479	106,439
Accumulated deficit	(33,107)	(37,498)	(39,393)
Accumulated other comprehensive loss	(15,431)	(1,637)	(346)
Total shareholders' equity	58,004	67,344	66,700

Total liabilities and shareholders' equity	$1,058,991	$948,481	$952,346

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Interest and Dividend Income
Interest and fees on loans	$11,250	$9,044	$7,189	$27,958	$22,199
Interest on investment securities	555	510	692	1,635	1,422
Dividends on investment securities	99	65	59	229	150
Other interest income	135	68	20	224	67
Total interest and dividend income	12,039	9,687	7,960	30,046	23,838

Interest Expense
Interest on deposits	1,493	757	448	2,659	1,856
Interest on Federal Home Loan Bank borrowings	806	747	756	2,290	2,230
Interest on senior debt	218	210	229	638	686
Interest on subordinated debt	276	251	233	761	700
Interest on note payable and other	3	2	4	9	12
Total interest expense	2,796	1,967	1,670	6,357	5,484

Net interest income	9,243	7,720	6,290	23,689	18,354

Provision (credit) for loan losses	200	275	(300)	475	(300)

Net interest income after provision (credit) for loan losses	9,043	7,445	6,590	23,214	18,654

Non-interest Income
Loan application, inspection and processing fees	102	89	79	278	203
Deposit fees and service charges	67	60	61	191	190
Gains on sale of loans	182	301	-	691	352
Rental income	124	132	130	448	400
Loss on sale of investment securities	-	-	26	-	119
Other income	179	216	627	658	854
Total non-interest income	654	798	923	2,266	2,118

Non-interest Expense
Salaries and benefits	4,330	3,763	2,843	11,439	7,506
Occupancy and equipment expenses	862	881	832	2,579	2,530
Data processing expenses	297	283	376	910	1,088
Professional and other outside services	541	559	633	1,889	2,199
Project expenses, net	50	29	4	131	15
Advertising and promotional expenses	50	73	57	191	196
Loan administration and processing expenses	37	42	23	184	61
Regulatory assessments	245	179	213	598	649
Insurance expenses	54	76	79	207	214
Communications, stationary and supplies	208	139	161	482	450
Other operating expenses	540	478	490	1,535	1,484
Total non-interest expense	7,214	6,502	5,711	20,145	16,392

Income before income taxes	2,483	1,741	1,802	5,335	4,380

Provision for income taxes	157	476	479	944	1,181
Net income	$2,326	$1,265	$1,323	$4,391	$3,199

Basic earnings per share	$0.59	$0.32	$0.34	$1.11	$0.81
Diluted earnings per share	$0.59	$0.32	$0.34	$1.11	$0.81

FINANCIAL RATIOS AND OTHER DATA

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Quarterly Performance Data:
Net income (loss)	$2,326	$1,265	$1,323	$4,391	$3,199
Return on Average Assets	0.87%	0.50%	0.56%	0.58%	0.47%
Return on Average Equity	15.00%	8.20%	7.86%	9.28%	6.56%
Net Interest Margin	3.68%	3.27%	2.82%	3.35%	2.87%
Efficiency Ratio	72.89%	76.33%	79.18%	77.61%	80.07%
Efficiency Ratio excluding project costs	72.39%	76.00%	79.12%	77.11%	80.00%
% increase (decrease) in loans	0.44%	11.09%	6.51%	16.68%	-2.14%
% increase (decrease) in deposits	-1.46%	8.58%	-3.48%	11.47%	7.15%

Asset Quality:
Nonaccrual loans	$19,182	$23,324	$28,046	$19,182	$28,046
Nonaccrual loans / loans	2.22%	2.71%	3.93%	2.22%	3.93%
Nonaccrual loans / assets	1.81%	2.22%	2.94%	1.81%	2.94%

Allowance for loan losses	$9,952	$9,929	$10,079	$9,952	$10,079
Allowance for loan losses / loans	1.15%	1.16%	1.41%	1.15%	1.41%
Allowance / nonaccrual loans	51.88%	42.57%	35.94%	51.88%	35.94%

Loan charge-offs	$366	$100	$6	$651	$358
Loan (recoveries)	$(189)	$(17)	$(23)	$(223)	$(153)
Net loan charge-offs (recoveries)	$177	$83	$(17)	$428	$205

Capital Data and Capital Ratios
Book value per share (1)	$14.66	$15.11	$16.89	$14.66	$16.89
Tangible book value per share (2)	$14.31	$14.76	$16.54	$14.31	$16.54
Tangible book value excluding other comprehensive loss per share (3)	$18.21	$17.61	$16.62	$18.21	$16.62

Shares outstanding	3,957,269	3,957,269	3,947,976	3,957,269	3,947,976

Bank Leverage Ratio	9.23%	9.44%	9.88%	9.23%	9.88%

(1) Book value per share represents shareholders' equity divided by outstanding shares.
(2) Tagible book value per share represents tangible assets divided by outstanding shares.
(3) Tangible book value exceluding other comprehensive loss per share represents tangible assets excluding unrealized loss on investements, net of income tax divided by outstanding shares.

Deposits:
(In thousands)
	September 30, 2022	June 30, 2022	September 30, 2021
Non-interest bearing:
Non-interest bearing	$125,396	$137,320	$114,820
Prepaid DDA	122,308	133,845	93,121
Total non-interest bearing	247,704	271,165	207,941

Interest bearing:
NOW	38,435	35,973	34,528
Savings	87,443	99,686	102,365
Money market	133,947	151,212	116,318
Money market - prepaid deposits	46,825	32,891	49,353
Certificates of deposit, less than $250,000	180,253	169,690	142,141
Certificates of deposit, $250,000 or greater	65,362	51,491	54,991
Brokered deposits	34,426	34,675	27,036
Total Interest bearing	586,691	575,618	526,732

Total Deposits	$834,395	$846,783	$734,673

Total Prepaid deposits	$169,133	$166,736	$142,474

Total deposits excluding brokered deposits	$799,969	$812,108	$707,637

Non-GAAP Financial Measures:

In addition to evaluating the Company's financial performance in accordance with U.S. generally accepted accounting principles ("GAAP"), management may evaluate certain non-GAAP financial measures, such as per share numbers that exclude intangible assets and exclude the net reduction in Book equity resulting from the change in value of its Available for Sale investment securities (AFS). A computation and reconciliation of non-GAAP financial measures used for these purposes is contained in the accompanying Reconciliation of GAAP to Non-GAAP Measures tables. We believe that due to the temporary nature of the change in AFS securities which is a result of the current interest rate environment,  providing the Book value per share data excluding the Other Comprehensive Loss associated with the valuation of AFS securities provides investors with information useful in understanding our financial position.  The non-GAAP financial measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure.

Reconciliation of GAAP to Non-GAAP Measures (unaudited):

(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021

Tangible book value per share
Total shareholders' equity	$58,004	$59,802	$66,700
Goodwill	(1,107)	(1,107)	(1,107)
Core deposit intangible, net	(261)	(273)	(308)
Tangible book value	$56,636	$58,422	$65,285

Shares outstanding	3,957,269	3,957,269	3,947,976
Tangible book value per share	$14.31	$14.76	$16.54

Tangible book value excluding other comprehensive loss per share
Tangible book value	$56,636	$58,422	$65,285
Other comprehensive loss	15,431	11,285	346
Tangible book value excluding other comprehensive loss	$72,067	$69,707	$65,631

Shares outstanding	3,957,269	3,957,269	3,947,976
Tangible book value excluding other comprehensive loss per share	$18.21	$17.61	$16.62